Exhibit 99.2

Red Violet, Inc. (NASDAQ: RDVT)

Third Quarter 2022 Earnings Results Conference Call

Company Participants:

Camilo Ramirez, Vice President, Finance and Investor Relations

Derek Dubner, Chairman and Chief Executive Officer

Dan MacLachlan, Chief Financial Officer

Operator:

Good day ladies and gentlemen, and welcome to red violet’s third quarter 2022 earnings conference call. At this time, all participants are in a listen only mode. Later we will conduct a question and answer session and instructions will follow at that time. If anyone should require operator assistance, please press star then zero on your phone.

As a reminder this call is being recorded.

I would now like to introduce your host for today’s conference Camilo Ramirez, Vice President, Finance and Investor Relations. Please go ahead.

Camilo Ramirez:

Good afternoon and welcome. Thank you for joining us today to discuss our third quarter 2022 financial results. With me today is Derek Dubner, our Chairman and Chief Executive Officer, and Dan MacLachlan, our Chief Financial Officer. Our call today will begin with comments from Derek and Dan, followed by a question and answer session.

I would like to remind you that this call is being webcast live and recorded. A replay of the event will be available following the call on our website. To access the webcast, please visit our Investors page on our website www.redviolet.com.

Before we begin, I would like to advise listeners that certain information discussed by management during this conference call are forward-looking statements covered under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update the information provided on this call. For a discussion of risks and uncertainties associated with red violet’s business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K and the subsequent 10-Qs.

During the call, we may present certain non-GAAP financial information relating to adjusted gross profit, adjusted gross margin, adjusted EBITDA, and adjusted EBITDA margin. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measure are provided in the earnings press release issued earlier today. In addition, certain supplemental metrics that are not necessarily derived from any underlying financial statement amounts may be discussed and these metrics and their definitions can also be found in the earnings press release issued earlier today.

With that, I am pleased to introduce red violet’s Chairman and Chief Executive Officer, Derek Dubner.

Derek Dubner

Thank you, Camilo. Good afternoon to all and thank you for joining us today to discuss the results of our third quarter 2022. We are very pleased to report yet another strong quarter, setting records in nearly every key financial metric, driven by continued strong demand for our innovative identity and fraud solutions. We are delivering on a growing sales pipeline, winning head-to-head tests against the competition, and have re-accelerated our investment in our sales and product teams to capitalize on opportunities and to drive our robust product roadmap. With that, let us dive into the quarter.

For the quarter, total revenue was a record $15.0 million, a 29% increase over prior year. We produced a record $12.0 million in adjusted gross profit, resulting in a record margin of 80% for the third quarter. Adjusted EBITDA for the quarter was a record $5.2 million, producing a record 35% margin. Our net income was a record $2.3 million for the third quarter, an 80% increase over prior year. This resulted in record earnings of $0.16 per diluted share.

IDI added over 50 customers sequentially from the second quarter, ending the third quarter at 6,873 customers and FOREWARN added over 8,700 users sequentially from the second quarter, ending the third quarter at 110,051 users. Over 225 Realtor® Associations are now contracted to use FOREWARN.

During last quarter’s earnings call, we noted that we had multiple pipeline opportunities in play that we thought would perhaps land in Q2, were delayed to due to ordinary course budgeting and procurement processes, and that we expected to land them in Q3 and Q4. As expected, we landed a few of those opportunities here in the third quarter. We are very proud of these wins as they are a result of prospects testing our solutions and capabilities against the much larger competition, and we won the business.

We also provided insight last quarter into some softness that we experienced in our real estate marketing segment due to the spike in mortgage rates and volatility in the broader housing market. In the third quarter, we still experienced softness within this segment with revenue remaining relatively flat compared to prior year. To be clear, the segment we are referring to is only a portion of our real estate revenue and is not part of our fraud solutions and it is not FOREWARN, both of which saw strong growth in the third quarter.

As it has been the case over several quarters now, revenue from our collections vertical was flat. However, we continue to see consumer financial health deteriorating around the edges, especially at below prime status, where they are feeling the most pressure due to sunsetting government subsidies, depleting savings, increasing credit card balances, significantly higher interest rates, and a changing labor market. We remain steadfast in our expectation that collections activity will pick up in the not-too-distant future and we will start to see revenue growth from our collections vertical.

Yet despite collections and real estate marketing being relatively flat for the quarter, we grew total revenue 29% over the same period last year. This is a result of strong revenue growth across all other areas of the business within our fraud and identity solutions.

As the current economic environment is dynamic, we have remained flexible and willing to pivot quickly as an organization to ensure that we are making and executing upon decisions that are in the best interests of the business long-term. As of the end of the second quarter, as we had already added 29 members to the team year-to-date, we determined that it would be prudent to downshift our onboarding and focus primarily on mission-critical positions in strategic areas of the business. Given an evaluation of our ongoing performance, including several larger customer wins and feedback from large prospects and pilot project participants, we re-accelerated our hiring plan a bit in the third quarter with an eye towards our go-to-market capabilities. To that end, we expanded our sales team with seven key new hires focused on strategic areas within fraud and identity where we are seeing solid traction.

All in all, this was a terrific quarter. Our record results once again demonstrate the operational leverage of our business. We continue to generate healthy cash flow as we continue to invest in the business for growth. From product development to infrastructure to sales and across the organization, we have the most talented team in the industry. Combine that with our industry leading, cloud-native identity intelligence platform, differentiated data assets, and innovative solutions, and we are well positioned for the future.

With that, I will now turn it over to Dan to provide some additional color and to discuss the financials.

Dan MacLachlan

Thank you, Derek, and good afternoon. It was a great quarter for the company, hitting records in nearly every key financial metric. Despite the challenging economic environment, our team executed extremely well. We continue to see increasing demand for our solutions, driving strong growth in the third quarter leading to records in revenue, adjusted gross profit, adjusted EBITDA, net income and EPS. This was all accomplished while continuing to tactically invest in expanding the capabilities, depth and efficiency of our product development, sales, and go-to-market teams. Our higher-tier opportunity pipeline continues to expand, and you are seeing the conversion of those opportunities to wins reflected in our third quarter results. With that, let’s dive in.

For clarity, all the comparisons I will discuss today will be against the third quarter of 2021, unless noted otherwise.

Total revenue was a record $15.0 million, a 29% increase over prior year. Platform revenue increased 31% to $14.8 million. Services revenue decreased 29% to $0.2 million. We produced a record $12.0 million in adjusted gross profit, resulting in a record margin of 80% for the third quarter, up 4-percentage points. Adjusted EBITDA for the quarter was a record $5.2 million, up 43% from prior year. Our adjusted EBITDA margin for the quarter was a record 35% compared to 31% in prior year.

Continuing through the details of our P&L, as mentioned, revenue was $15.0 million for the third quarter, consisting of revenue from new customers of $2.0 million, base revenue from existing customers of $10.8 million and growth revenue from existing customers of $2.2 million. Our IDI billable customer base grew by 56 customers sequentially from the second quarter, ending the third quarter at 6,873 customers. FOREWARN added 8,790 users during the quarter, ending the third quarter at 110,051 users. Over 225 Realtor® Associations are now contracted to use FOREWARN.

Our revenue attrition percentage was 6% in the third quarter compared to 5% in prior year. We expect our revenue attrition percentage to trend between 5% and 10% for the foreseeable future. Our contractual revenue was 68% for the quarter compared to 80% in prior year. This was the result of several larger transactional opportunity wins from new and existing customers. We competed head-to-head against our larger competitors and won the business. While these initial opportunities were transactional in nature, as is common in our industry when you are competing to displace incumbents, we believe these larger wins will ultimately develop into contractual commitments. By way of example, one of these new transactional wins led to a contractual commitment of $450 thousand over the next three years.

Moving on from our revenue metrics and down the P&L, our cost of revenue (exclusive of depreciation and amortization) increased $0.3 million or 10% to $3.1 million. This $0.3 million increase was a result of an increase in data acquisition costs and third-party infrastructure fees. Adjusted gross profit increased 35% to a record $12.0 million, producing a record adjusted gross margin of 80%, a 4-percentage point increase over third quarter 2021.

Sales and marketing expenses increased $0.4 million or 22% to $2.6 million. The increase was due primarily to an increase in salaries and benefits and sales commissions. The $2.6 million of sales and marketing expense for the quarter consisted primarily of $1.6 million in employee salaries and benefits and $0.6 million in sales commissions.

General and administrative expenses increased $1.4 million or 32% to $5.5 million. This increase was primarily the result of a $0.7 million increase in employee salaries and benefits and a $0.3 million increase in non-cash share-based compensation expense. The $5.5 million in general and administrative expenses for the quarter consisted primarily of $2.7 million of employee salaries and benefits, $1.2 million of non-cash share-based compensation expense, and $1.0 million in accounting, IT and other professional fees.

We discussed last quarter that we would be deliberate and tactical in our hiring plan for the remainder of 2022. During the third quarter, we added an additional seven members to our sales team as we continue to see increasing volumes and strong demand for our solutions. Year to date, we have added a total of 36 new team members across the organization. We have expanded our product development and infrastructure teams, focusing on condensing the time it takes to deliver our product roadmap to market. We have expanded our sales and go-to-marketing capabilities, focusing on several key strategic areas in which we are seeing strong traction, including identity, property solutions, background screening support, financial services and the public sector. We will continue to lean in and invest, where appropriate, to drive strong, profitable growth.

Now back to the P&L. Depreciation and amortization increased $0.4 million or 27% to $1.7 million for the quarter. This increase was primarily the result of the amortization of internally developed software.

Our net income was $2.3 million for the third quarter, an 80% increase over prior year.

We reported earnings of 16 cents per basic and diluted share based on a weighted average share count of 13.7 million shares basic and 13.8 million shares diluted.

Moving on to the balance sheet. Cash and cash equivalents were $31.3 million at September 30, 2022, compared to $34.3 million at December 31, 2021. Current assets were $38.6 million at both September 30, 2022 and December 31, 2021. Current liabilities were $3.4 million compared to $3.5 million.

We generated $2.9 million in free cash flow in the third quarter, compared to generating $2.4 million for the same period 2021. We calculate our free cash flow by using adjusted EBITDA and subtracting the cash we use for the capital expenses such as property, equipment and capitalized intangible asset costs found on our statement of cash flows.

We generated $8.1 million in cash from operating activities for the nine months ended September 30, 2022, compared to generating $7.0 million in cash from operating activities for the same period in 2021.

Cash used in investing activities was $6.4 million for the nine months ended September 30, 2022, mainly the result of $6.1 million used for software developed for internal use. Cash used in investing activities for the same period in 2021 was $3.8 million.

Cash used in financing activities was $4.7 million for the nine months ended September 30, 2022, mainly the result from the taxes paid for the net share settlement of 200,033 shares from restricted stock units. These shares were withheld in treasury and retired prior to the end of the third quarter. Cash used in financing activities during the same period in 2021 was $2.8 million.

During the third quarter, we purchased 13,969 shares of our common stock under our stock repurchase program at an average price of $17.73 per share. During the fourth quarter to date, we purchased an additional 29,000 shares at an average price of $17.04 per share. Since inception in May of this year, we have purchased a total of 50,000 shares of our common stock at an average price of $17.52 per share pursuant to our repurchase program. We will continue to monitor prevailing market conditions and other opportunities that we have for the use or investment of our cash balances and, as applicable, strategically acquire additional shares in accordance with our repurchase program.

In closing, we are extremely pleased with our third quarter results. We continue to see strong demand for our solutions. Our opportunity pipeline is expanding. We are competing for prospects at a higher-tier and winning. We look forward to closing out the year strong.

With that, our operator will now open the line for Q&A?

Operator

Thank you. At this time, we will conduct the question and answer session. To ask a question, you will need to press *11 on your telephone and wait for your name to be announced. Please stand by while we compile the Q&A roster.

There were no questions during the Q&A.

At this time, I would like to turn it back to Derek Dubner for any further comments.

Derek Dubner

Thanks again to everyone who joined us today. We delivered a strong third quarter in a challenging economic environment. We are excited about our growing pipeline and deep product roadmap. We remain focused on the execution of our long-term plan, driving top-line growth and healthy cash flow, enabling us to invest in our business. We believe we are very well positioned for the remainder of the year and 2023. Goodbye.